Exhibit 10.33

COMPENSATION INFORMATION FOR EXECUTIVE OFFICERS

The table below provides information regarding the 2005 cash bonus awarded to, and the 2006 annual base salary of, each executive officer of Conor Medsystems, Inc.

Executive Officer	2005 Cash Bonus	2006 Annual Base Salary[1]
Frank Litvack, CEO	$190,000	$350,000
Michael Boennighausen, CFO	$100,000	$235,000
Azin Parhizgar, COO	$110,000	$260,000
Jeff Shanley, CTO	$100,000	$230,000

[1]	Effective as of March 1, 2006.